UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 16, 2015 (October 14, 2015)

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	001-35577	75-2640529
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9555 W. Sam Houston Pkwy S., Suite 600, Houston, Texas	77099
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-600-3800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 14, 2015, the Compensation and Development Committee (the “Committee”) of the Company approved the grant of special time based and performance based stock awards to Christopher T. Fraser, the Company’s President and CEO.  The Company believes that the awards serve to enhance performance and retention incentives, and recognize the importance of Mr. Fraser’s continued engagement to the long‑term success of the Company.

The Company granted Mr. Fraser a time‑based restricted stock award for 80,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) under the Company’s 2009 Long‑Term Incentive Plan (“2009 Plan”), with vesting over a five year period beginning August 1, 2015, to vest one-third (1/3) at the end of years three, four and five, and having such other terms and conditions as set forth in the award.

The number of shares of the Common Stock remaining under the 2009 Plan is insufficient to accomplish the Company’s objectives for long‑term incentive compensation over the next several years.  Accordingly, the Company intends to adopt a new long‑term incentive plan (“2015 Plan”), and present it for shareholder approval at the Company’s annual meeting in December 2015.  Subject to the approval of the 2015 Plan by the shareholders of the Company, Mr. Fraser will also be granted a special performance based restricted stock award for a number of shares of Common Stock at target having a value equal to $1.75 million based on the closing price per share of the Common Stock on the New York Stock Exchange on the last trading day immediately prior to the grant.  The performance‑based award will vest over five years beginning August 1, 2015, one-third (1/3) at the end of years three, four and five.  The grant will be subject to performance metrics for cumulative revenue, total stockholder return and revenue growth rate to be established at the time of the grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ Roger C. Jackson	Date: October 16, 2015
Roger C. Jackson
Vice President & CLO